Exhibit 10.1

Notice of Performance Share Award
Under the
WESCO International, Inc. 1999 Long-Term Incentive Plan
(As Restated May 21, 2008)
Notice is hereby given of an award of Performance Shares under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as restated May 21, 2008, and as further amended (the “Plan”) attached hereto as Exhibit A, subject to the Terms and Conditions attached hereto as Exhibit B.

Grantee:	[ NAME ]

Date of Grant:	February 16, 2012

Award Period:
The three-year period commencing on January 1, 2012 and ending on December 31, 2014, during which the Company's achievement of the Performance Goals will be measured. Except as specified in Section 4 or Section 8, if the Grantee's Active Employment is terminated prior to the date the Committee has certified achievement of the Performance Goals, all rights of the Grantee to the Performance Shares as of the date of termination shall terminate immediately and be forfeited in their entirety.

Performance Goals:
The Award of Performance Shares will be based on the Company's achievement of two Performance Goals for the Award Period: Relative Total Shareholder Return (“Relative TSR”) and the three-year average growth rate of the Company's net income (“Net Income Growth”). One half (1/2) of the Award shall be based on Relative TSR and the other one-half (1/2) shall be based on Net Income Growth.

Performance At	Performance Goals
	Relative TSR (percentile rank among Peer Group)	Net Income Growth (3-year average growth rate)
Maximum	80th	20%
Target	50th	10%
Threshold	40th	5%

Performance Shares:
The number of Performance Shares earned by a Grantee for the Award Period shall be based 50% on the Company's Relative TSR and 50% on the Company's Net Income Growth, as follows (with interpolated amounts for results between threshold and target and maximum and target levels):

Performance At	Performance Shares
	Relative TSR (50% of total award)	Net Income Growth (50% of total award)
Maximum	2x	2x
Target	1x	1x
Threshold	0.5x	0.5x

If the Company's actual performance is below the Threshold level for a Performance Goal, the Grantee will earn no Performance Shares for that Performance Goal.
“Relative TSR” ranks the “Return to Shareholders” (as defined below) for the Company over the Award Period in relation to the Return to Shareholders for the “Peer Group” (as defined below).
“Return to Shareholders” for the Company and each of the respective companies in the Peer Group shall mean the quotient of: (i) the sum of (A) the average closing price, as reported on the securities exchange on which the stock of the relevant company is traded, for the twenty (20) trading days preceding January 1, 2015, and (B) the dividends declared during the period commencing on January 1, 2012 and ending on December 31, 2014, which are presumed to be reinvested on a quarterly basis, divided by, (ii) the average closing price, as reported on the securities exchange on which the stock of the relevant company is traded, for the twenty (20) trading days preceding January 1, 2012.
“Peer Group” shall mean the following companies, subject to adjustments in accordance with the guidelines set forth below.
Fastenal Co.
Hubbell Inc.
W.W. Grainger, Inc.
Emerson Electric Co.
Avnet Inc.
Genuine Parts Co.
MSC Industrial Direct Co. Inc.
Ingram Micro Inc.
Arrow Electronics, Inc.
Watsco Inc.
Anixter International Inc.
Tech Data Corp.
Applied Industrial Technologies, Inc.
United Stationers Inc.
Houston Wire & Cable Co.
Interline Brands Inc.
Danaher Corp.
Airgas Inc.
Eaton Corp.
RSC Holdings, Inc.
Rockwell Automation Inc.
Pool Corp.
Cooper Industries PLC Beacon Roofing Supply Inc.
If a company in the Peer Group becomes bankrupt, the bankrupt company will remain in the Peer Group, but the stock price of the bankrupt company(ies) will be considered to be $0.00.
If a company in the Peer Group is acquired by another company or entity, including through a management buy-out or going-private transaction, the acquired company will be removed from the Peer Group for the entire Award Period.

If a company in the Peer Group acquires another company in the Peer Group, the acquiring company will remain in the Peer Group.
“Net Income Growth” means the three-year average growth rate of the Company's net income (i.e., net income attributable to WESCO International, Inc.), as reported in the Company's financial statements in accordance with generally accepted accounting principles or any other accounting reporting system under which the Company is required to report its financial statements for the 2012, 2013, and 2014 fiscal years. However, in calculating Net Income Growth, the Committee may exclude certain items that are not indicative of ongoing results.

Examples of items that may be excluded from calculating Net Income Growth include, but are not limited to: “strategic” items (charges or credits related to the high-level strategic direction of the Company, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment). The Committee has determined that the attainment of specified levels of net income attributable to WESCO International, Inc. is a specific milestone in connection with the Company's strategic initiatives.
The Committee shall adjust the Award, in accordance with Treas. Reg. Sec. 1.162-27(e)(2)(iii)(C), to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of a corporation into another corporation, any consolidation of two or more corporations into another corporation, any separation of the Company or a Subsidiary (including a spinoff or other distribution of stock or property by a corporation), any reorganization of the Company or its Subsidiaries (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation by the Company or its Subsidiaries; provided that, the Committee shall not make any adjustment that causes the Award to fail to qualify as performance-based compensation under Code Section 162(m) and the regulations thereunder.
Grantee hereby acknowledges receipt of a copy of the Plan attached hereto as Exhibit A and the Performance Share Award Terms and Conditions attached hereto as Exhibit B.
Grantee understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and the Performance Share Award Terms and Conditions. Grantee further agrees to be bound by the terms of the Plan and the Performance Share Award Terms and Conditions attached hereto.
All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan or the Performance Share Award Terms and Conditions attached.
Attachments:
Exhibit A - WESCO International, Inc. 1999 Long-Term Incentive Plan
Exhibit B - Performance Share Award Terms and Conditions

EXHIBIT A

WESCO INTERNATIONAL, INC.
1999 LONG-TERM INCENTIVE PLAN

(As Restated May 21, 2008)

Incorporated by reference to Appendix B to the Proxy Statement for the 2008 Annual Meeting of Stockholders filed on Schedule 14A on April 24, 2008.

EXHIBIT B
PERFORMANCE SHARE AWARD TERMS AND CONDITIONS
These Performance Share Award Terms and Conditions (the “Terms”), together with the Notice of Performance Share Award (the “Notice”) to the Grantee whose name appears in the Notice, describe the terms and conditions of an award of Performance Shares (the “Award”) from WESCO International, Inc., a Delaware corporation (the “Company”), as of the Date of Grant set forth in the Notice.
The Board of Directors of the Company (the “Board”) has designated the Compensation Committee of the Board (the “Committee”) to administer the Company's 1999 Long-Term Incentive Plan (as amended from time to time, the “Plan”).
The Board has determined to grant to the Grantee, under the Plan, Performance Shares with respect to the aggregate number of shares of the Company's Common Stock, par value $.01 per share (the “Common Stock”) set forth below.
1.    Confirmation of Grant.
(a)    Effective as of the Date of Grant set forth in the Notice, the Company grants a Performance Share Award to the Grantee, which consists of the right to receive a specified number of shares of Common Stock contingent upon the extent to which certain pre-established Performance Goals have been met during the Award Period, each as set forth in the Notice, subject to the terms and conditions hereof. These Terms and the Notice are subordinate and subject to the terms and conditions of the Plan.
(b)    With respect to each Performance Share that has not been forfeited (but only to the extent the award of Performance Shares has not been settled for Common Stock), the Company shall, (i) with respect to any stock dividends paid on the Common Stock, credit to a bookkeeping account established and maintained for the Grantee, a number of Performance Shares equal to the number of shares, including fractional shares, of Common Stock that would have been paid with respect to the Performance Share if it were an outstanding share of Common Stock, and (ii) with respect to any cash dividends paid on the Common Stock, accrue and credit to a bookkeeping account established and maintained for the Grantee, a number of Performance Shares with a Fair Market Value as of the date the dividend is paid equal to the cash dividends that would have been paid with respect to the Performance Share if it were an outstanding share of Common Stock (the “Dividend Units”). These Dividend Units shall be (i) treated as Performance Shares for purposes of any future dividends payable to this Section 1(b); and (ii) delivered, if at all, after the Committee has certified the achievement of the Performance Goals that apply to the underlying Performance Shares with respect to which the Dividend Units were received (rounded to the nearest whole Performance Share).
(c)    Timing and Form of Payout. Except as otherwise provided in these Terms, in accordance with the provisions of this Section 1(c), as soon as administratively feasible after the Committee has certified the achievement of the Performance Goals following the end of the Award Period, the Grantee shall be entitled to receive a number of shares of Common Stock, equal to his or her total number of Performance Shares determined under Section 4 or Section 8, less the number of shares of Common Stock withheld in order to satisfy applicable minimum statutory withholding requirements in accordance with Section 6. Delivery of such shares of Common Stock shall be made as soon as administratively feasible after the Committee has certified the achievement of the Performance Goals following the end of the Award Period, provided that the Grantee has remained in Active Employment until that date, and upon the satisfaction of all other applicable conditions on the Performance Shares (including the payment by the Grantee of all applicable withholding taxes). The Committee shall not have the discretion to adjust the Performance Goals once the Award Period has commenced, except as required by the Notice.
(d)    The Performance Shares shall be subject to any restrictions the Company deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is listed, any Company policy and any applicable federal or state securities law.
2.    Award Period. The Award Period for the Performance Shares shall be described in the Notice.
3.    Performance Goals. The Performance Goals with respect to the Performance Shares shall be described in the Notice.
4.    Performance Shares. The number of Performance Shares that a Grantee may earn for an Award Period shall be described in the Notice and calculated as set forth below and in the Notice.
(a)If the Company's actual performance is below the Threshold level for a Performance Goal, the Grantee will earn no Performance Shares for that Performance Goal.

(b)If the Company's actual performance is at Threshold or Target for a Performance Goal, the Performance Shares earned for that Performance Goal shall equal the Performance Shares for Threshold or Target specified in the Notice, as applicable.

(c)If the Company's actual performance is between “Threshold” and “Target” for a Performance Goal, the Committee shall determine the Performance Shares earned for that Performance Goal by interpolation, rounded to the nearest full share.

(d)If the Company's actual performance is between “Target” and “Maximum” for a Performance Goal, the Committee shall determine the Performance Shares earned for that Performance Goal by interpolation, rounded to the nearest full share.

(e)If the Company's actual performance exceeds “Maximum” for a Performance Goal, the Performance Shares earned for that Performance Goal shall equal the Performance Shares for Maximum specified in the Notice.

(f) Notwithstanding the foregoing, the amount of shares of Common Stock earned by and delivered to a Grantee who terminates Active Employment before the Committee has certified achievement of the Performance Goals following the Award Period (or before a Change in Control or Merger under Section 8) due to Grantee's death, Permanent Disability, or Retirement (each as defined in the Plan) will be the amount determined by multiplying (i) the amount of the Award that would have been earned after the end of the Award Period had the Grantee not terminated Active Employment, by (ii) a fraction, the numerator of which is the number of whole months of the Grantee's Active

Employment during the Award Period, and the denominator of which is the total number of months during Award Period. Any such payment made to a Grantee whose employment is terminated due to death, Permanent Disability, or Retirement prior to the date the Committee has certified achievement of the Performance Goals following the Award Period shall be made after the date the Committee has certified achievement of the Performance Goals following the end of such Award Period. For this purpose, “Active Employment” shall mean active employment with the Company or any Subsidiary.

5.    Forfeiture. Except as specified in Section 4 or Section 8, if the Grantee's Active Employment terminates prior to the date the Committee has certified achievement of the Performance Goals, all rights of the Grantee to the Performance Shares as of the date of termination shall terminate immediately and be forfeited in their entirety.
6.    Tax Consequences and Withholding. As soon as administratively feasible after the Committee has certified achievement of the Performance Goals, or upon a Change in Control or Merger described in Section 8, the Company will withhold shares of Common Stock to satisfy applicable minimum statutory withholding requirements, subject to the provisions of the Plan and any rules adopted by the Board or the Committee regarding compliance with applicable law, including, but not limited to, Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company may also require the Grantee to remit to the Company an amount sufficient to satisfy the employer's minimum statutory U.S. federal, state and local and non-U.S. tax withholding requirements. Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Grantee. The Grantee acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by these Terms. The Grantee acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Grantee understands that he/she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Terms.
7.    Representations and Warranties of the Company. The Company represents and warrants to the Grantee that (a) the Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, (b) these Terms and the Notice have been duly authorized and delivered by the Company and constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms, and (c) the shares of Common Stock, if and when issued and delivered after the Committee's certification of the Performance Goals in accordance with these Terms and the Notice, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances other than those created pursuant to these Terms or otherwise in connection with the transactions contemplated hereby.
8.    Change in Control and Adjustments to Reflect Capital Changes.
(a)    Accelerated Vesting Upon Change in Control. In the event of a Change in Control (as defined in the Plan), the Performance Shares shall be deemed earned at the Target level of the Performance Goal(s) set forth in the Notice and shall be fully paid to the Grantee within thirty (30)

days of the Change in Control, unless such Change in Control results from the Grantee's beneficial ownership (as defined in the rules under the Exchange Act) of Common Stock or other Company Voting Securities (as defined in the Plan).

(b)    Recapitalization. The number and kind of shares of Common Stock subject to the Award shall be appropriately adjusted to reflect any stock dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of the Company or other change in capitalization with a similar substantive effect upon the Plan or the Performance Shares.
(c)    Certain Mergers. After any Merger (as defined in the Plan) in which the Company is not the surviving corporation or pursuant to which a majority of the shares which are of the same class as the shares that are subject to the Performance Shares are exchanged for, or converted into, or otherwise become shares of another corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the “Acquiring Corporation”), will either assume the Company's rights and obligations under these Terms or substitute an award in respect of the Acquiring Corporation's stock for the Performance Shares, however, if the Acquiring Corporation does not assume or substitute for the Performance Shares, the Board shall provide prior to the Merger that the Performance Shares be treated as earned at the Target level of the Performance Goal(s) set forth in the Notice, as of a date prior to the Merger, as the Board so determines, and shall be fully paid to the Grantee, provided that the Merger is consummated. Comparable rights shall accrue to the Grantee in the event of successive Mergers of the character described above.
9.    No Rights as Stockholder. The Grantee shall have no voting or other rights as a stockholder of the Company with respect to any Performance Shares until the issuance of a certificate or certificates to him for shares of Common Stock with respect to the Performance Shares. Except as provided in Section 1(b), no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of the certificate or certificates.
10.    Non-Competition, Non-Solicitation and Confidentiality.
(a)    Non-Competition and Non-Solicitation. During Grantee's Active Employment and for a period of one year thereafter:
(i)    Grantee shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of the Company or its subsidiaries (A) with whom Grantee dealt directly or indirectly or for which Grantee had responsibility while employed by the Company or its subsidiaries, or (B) about whom Grantee acquired confidential information during Grantee's employment with the Company or its subsidiaries, for the purpose of offering, selling or providing products or services that are competitive with those then offered by the Company or its subsidiaries. Grantee shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of the Company or its subsidiaries to any competitor.
(ii)    Grantee shall not, to the detriment of the Company or its subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or any other business that is in competition with any of the business activities of the Company or its subsidiaries in which Grantee was engaged during Grantee's Active Employment and in which the Company or its subsidiaries were engaged prior to the termination of Grantee's Active Employment. This provision shall not prevent Grantee from owning less than one percent (1%) of a publicly-owned entity or less than three percent (3%) of a private equity fund.

(iii)    Grantee shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (A) any employee of the Company or its subsidiaries or (B) any former employee of the Company or its subsidiaries whose employment ceased within 180 days prior to the date of such solicitation or hiring.
(b)    Confidentiality. “Confidential Information” means information regarding the business or operations of the Company or its subsidiaries, both oral and written, including, but not limited to, documents and the Company or subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer disks, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that the Company or its subsidiaries disclose to the Grantee or the Grantee otherwise learns or ascertains in any manner as a result of, or in relation to, Grantee's employment by the Company or its subsidiaries. Other than as required by applicable law, Grantee agrees: (i) to use Confidential Information only for the purposes required or appropriate for Grantee's employment with the Company or its subsidiaries; (ii) not to disclose to anyone Confidential Information without the Company's prior written approval; and (iii) not to allow anyone's use or access to Confidential Information, other than as required or appropriate for Grantee's employment with the Company or its subsidiaries. The foregoing shall not apply to information that is in the public domain, provided that Grantee was not responsible, directly or indirectly, for such information entering into public domain without the Company's approval. Grantee agrees to return to the Company all Confidential Information in Grantee's possession upon termination of Grantee's employment or at any time requested by the Company.
(c)    Remedies. The Grantee agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 10, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Grantee shall forfeit, upon written notice to such effect from the Company: (i) any rights to receive a Performance Share any and all Performance Shares awarded to him or her under the Plan and these Terms, including vested Performance Shares; (ii) any Shares acquired under this Award, and (iii) any profit the Grantee has realized on the vesting or sale of any Performance Shares acquired under this Award, which the Grantee may be required to repay to the Company). The forfeiture provisions of this Section 10 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Grantee have lapsed. The Grantee consents and agrees that if the Grantee violates or threatens to violate any provisions of this Section 10, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining the Grantee from committing or continuing any violation of this Section 10. In the event that the Grantee is found to have breached any provision set forth in this Section 10 or elsewhere in these Terms, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Grantee was in violation of that provision.

(d)    The foregoing provisions shall survive and remain in full force and effect regardless of any expiration, termination or cancellation of the Award.
(e)    If any provision of this Section 10 shall be invalid or unenforceable to any extent, the remaining provisions of this Section 10 shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision of this Section 10 is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable.
(f)    Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of this Section 10 shall be in addition to, and shall not be deemed to supersede, any existing covenants or other agreements between the Grantee and the Company or any of its subsidiaries.
11.    Miscellaneous.
(a)    Notices. All notices and other communications required or permitted to be given under this Award shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company, or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the others:
(i)    if to the Company, to it at:
WESCO International, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122
Attention: Legal Department
(ii)    if to the Grantee, to the Grantee at the last address on file in the Company's records.
All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.
(b)    Binding Effect; Benefits. This rights and interests of the Grantee under these Terms and the Notice shall be binding upon and inure to the benefit of the parties to these Terms and the Notice and their respective successors and assigns. Nothing in these Terms or the Notice, express or implied, is intended or shall be construed to give any person other than the parties to these Terms or the Notice or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)    Waiver. Any party hereto or beneficiary hereof, may, by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Award, (ii) waive compliance with any of the conditions or covenants of the other parties contained in this Award and (iii) waive or modify performance of any of the obligations of the other parties under this Award. Except as provided in the preceding sentence, no action taken pursuant to this Award, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Award shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party's or beneficiary's rights or privileges hereunder or shall be deemed a waiver of such party's or beneficiary's rights to exercise the same at any subsequent time or times hereunder. These Terms (together with the Notice, sometimes collectively referred to herein as the “Award”) constitute all of the terms and conditions relating to the Award, and all prior oral and written representations are merged in these Terms.
(d)    Assignability. A Grantee's rights under this Award and any rights and privileges pertaining to either of them, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
(e)    Applicable Law and Forum for Disputes. This Award (including these Terms and the Notice) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any dispute, action or proceeding arising out of or in connection with the Plan or this Award shall be brought only in the courts in the Commonwealth of Pennsylvania, County of Allegheny, including the Federal Courts located therein, should Federal jurisdiction requirements exist, and the Grantee shall consent to submit to the exclusive jurisdiction of the such court for purposes of any action or proceeding arising out of or in connection with the Plan or these Terms.
(f)    Section and Other Headings, etc. The section and other headings contained in this Award are for reference purposes only and shall not affect the meaning or interpretation of these Terms or the Notice. In these Terms and the Notice all references to “dollars” or “$” are to United States dollars.
(g)    Counterparts. This Award may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Award may also be executed via acceptance in the electronic system of the Company's equity awards plan administrator.
(h)    Delegation by the Board. All of the powers, duties and responsibilities of the Board specified in this Award may, to the full extent permitted by applicable law, be exercised and performed by any duly constituted committee thereof to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities.

(i)    Definitions. Any terms used in this Award and not otherwise defined shall have the meanings assigned to them in the Plan.
(j)    Plan and Terms Not a Contract of Employment. Neither the Plan nor the Award is or are a contract of employment, and no terms of employment of the Grantee shall be affected in any way by the Plan, the Terms, the Notice or related instruments except as specifically provided therein. Neither the establishment of the Plan nor the Terms or the Notice shall be construed as conferring any legal rights upon the Grantee for a continuation of employment, nor shall it interfere with the right of the Company or any affiliate to discharge the Grantee and to treat him or her without regard to the effect that such treatment might have upon him or her as a Grantee. The awarding of Performance Shares shall not in any way affect the Company's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
(k)    Code Section 409A. The Performance Shares are intended to be exempt from Code Section 409A under the transfer of property exception set forth in Treasury Regulation Section 1.409A-1(b)(6) or, in the alternative, to otherwise comply with the requirements of Section 409A, and, in the event of any inconsistency between any provision of the Plan or these Terms or the Notice and Code Section 409A, the provisions of Code Section 409A shall control. Any provision in the Plan or these Terms or the Notice that is determined to violate the requirements of Code Section 409A shall be void and without effect. Any provision that is required by Code Section 409A to appear in the Plan or these Terms or the Notice that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or these Terms or the Notice to Code Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.
(l)    Compensation Recovery Policy. Performance Shares awarded and Common Stock distributed under these Terms and the Notice shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law or to comport with good corporate governances practices, as such policy may be amended from time to time.